PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated December 8, 2008 and	Registration No. 333-156002
Prospectus Supplement Dated September 15, 2009)
2,502,447 Shares
UDR, INC.
Common Stock
     Pursuant to the ATM Equity OfferingSM* sales agreement dated September 15, 2009, entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or “BAML,” and Morgan Stanley & Co. Incorporated, or “MS,” which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2009 and is incorporated herein by reference, we sold 2,502,447 shares of our common stock, par value $0.01 per share, including 1,055,000 shares through BAML and 1,447,447 shares through MS, each acting as our agent, in ordinary brokers’ transactions between October 20, 2009 and February 9, 2010, at an average sales price of $16.1539 per share, for aggregate gross proceeds of approximately $40,424,331. Our aggregate net proceeds from such sales were approximately $39,614,790, after deducting related expenses, including commissions to BAML of approximately $328,962, commissions to MS of approximately $479,540, and SEC fees of $1,039.
     Our common stock is listed and trades on the New York Stock Exchange, or NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on February 9, 2010 was $15.09 per share.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 8, 2008, the prospectus supplement dated September 15, 2009 and the prospectus supplement dated October 20, 2009.
     Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated September 15, 2009 and on page 1 of the accompanying prospectus dated December 8, 2008, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Morgan Stanley
The date of this prospectus supplement is February 10, 2010.

*	ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.